Exhibit 99.1

July 17, 2024

Dear Carver Shareholders:

Carver Bancorp, Inc. (“Carver”) reduced its net loss by 32% to $3.0 million for the fiscal year-ended March 31, 2024 (“FY-2024”), achieving a breakeven in the second half of the year that reveals positive earnings momentum. Although net interest income of $22.6 million was down by 1% from prior year, non-interest income of $6.7 million (up 87%) drove the bottom line.

Underlying Carver’s improved results were the achievement of greater mission-aligned grant income opportunities, increased loan diversification and greater pricing discipline in this “higher for longer” cost of funding environment for banks. Indeed, Carver increased net income in the 2nd half of the fiscal year, without a corresponding increase in non-interest expense.

FY-2024 Financial Highlights:

•	Interest Income - up 23%; portfolio diversification from organic originations and participations in commercial mortgages, consumer, specialty finance and broadly syndicated loans are a result of Carver’s increased commercial engagement with bank and fintech partners.

•	Net Interest Margin - 3.31%; improved by 28 bps over the prior quarter as increased origination volume and the net yield pick-up on newly booked loans has begun to offset the marginal rise in funding costs.

•	Assets per Employee – up 1.9%, driven by a 4.6% increase in assets to $757 million.

•	Deposits – up 7.8%, funded by continued growth in retail, institutional and DTC funding to support asset growth and bolster our liquidity.

The story underlying Carver’s progress in FY-2024 would be incomplete without acknowledging long-standing mission-aligned partners, including Citigroup, J.P. Morgan and Wells Fargo, whose strategic fee-sharing, deposit gathering, and best practice-sharing have buttressed the Bank’s ability to impact the communities we serve. FY-2025 should reveal the impact of new mission-aligned relationships, which include:

•	New York Green Bank – Carver recently closed a $25 million credit facility to be deployed in decarbonization projects that will benefit the health and welfare of New York’s urban communities.

•	MWBE Vendor Supplier Program – Bespoke corporate vendor financing program for MWBEs (primarily located in the Northeast), guaranteed by a Fortune 100 corporate partner.

•	Jack Henry – Enhanced technology will provide an improved customer experience with the Fall 2025 roll-out of LoanVantageTM, a core system solution designed to streamline our loan application/approval process.

Carver’s journey underscores the systemic importance of mission-driven MDIs and CDFIs to the health and well-being of underserved communities. The Bank has a proud history of providing low-to-moderate income (“LMI”) communities throughout New York City with a place to save for the future and access to credit products. Carver has received “Outstanding” CRA Ratings for over 20 consecutive years, earned by our legacy of community impact:

•	Lending, depository and other banking services to tens of thousands of New Yorkers, and hundreds of houses of worship, non-profits, multifamily dwellings and small businesses.

•	Sponsorship of financial education, wealth building skills and small business empowerment programs (e.g. seminars and one-on-one coaching to over 16,000 consumers and aspiring entrepreneurs).

•	Contributions to local investment utilizing Federal and State grants to support non-profit organizations, provide workforce development and home ownership programs.

•	Facilitating public/private business development (e.g. partnership with State agencies and corporate partners to provide contractor financing programs to MWBEs).

•	Access to capital through Carver’s Small Business Microloan program, which provides loans of $5,000 to $50,000 to commercial borrowers with thin credit histories.

•	Support of Historically Black Colleges and Universities.

Legacy notwithstanding, as the underbanked LMI neighborhoods in Carver’s service footprint have expanded to include multiple ethnicities, so too has Carver’s definition of community. Historically predominant African American and Caribbean-American neighborhoods in Harlem, Brooklyn and Queens served by our branches are now punctuated by growing centers of Hispanic, Asian, and Hasidic patronage. Our community is expanding and Carver’s mission and ability to serve this increasingly diverse universe of customers has never been more important.

In 1948, our founders endeavored to build a platform for savings and generational wealth creation for the underbanked. The confluence of Carver’s recent investments in institutional and retail client business development, microlending, community development and fraud risk management talent have all significantly enhanced our ability to serve the underbanked.

We remain optimistic about the Bank’s future and its ambition to continue the exploration and development of commercially sustainable products and services to grow with our community, including:

•	Greenhouse gas reduction project financing

•	Bespoke asset management and private wealth management services

•	Earned wage advances for low-income workers

•	Expanded MWBE grants and contractor financing initiatives

•	Consumer lending (e.g. auto loans, personal loans)

•	SBA Program business loans

•	Millennial and Gen Z-focused financial education and investment incubator

Encouraged by our asset and depositor base expansion, enhanced green lending capabilities, and solid advance against our sustainable earnings objective, we look forward to reporting continued progress as FY-2025 unfolds.

Sincerely,

Craig C. MacKay

Interim President & CEO

Carver Bancorp, Inc.

ABOUT CARVER FEDERAL SAVINGS BANK

Carver was founded by a consortium of faith and business leaders in Harlem in 1948 to address the banking needs of the predominantly African American and Caribbean communities whose residents, businesses, and institutions had limited access to mainstream financial services and business capital. Carver remains headquartered in Harlem today, with a branch and 24/7 ATM network that serves the traditionally low-to-moderate-income neighborhoods of the five boroughs of New York City and surrounding areas. As the neighborhoods that we serve have evolved, so has Carver, which today proudly serves as a vehicle of wealth accumulation, finance, and commerce for communities with increasingly diverse income, ethnicity, and socio-economic profiles.